Exhibit 99.1

Calgon Carbon Awarded Contract for Drinking Water Treatment in Taiwan

          PITTSBURGH, June 26 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded a contract by Tong Hsin Water Business Inc. (Tong Hsin Water) to supply approximately 3.2 million pounds of granular activated carbon (GAC) to the Fong Shan Water Plant in Taiwan for drinking water purification.  Terms of the contract were not disclosed.

          The GAC will be installed at the Fong Shan plant in Kaohsiung, Taiwan.  Kaohsiung is the second largest city in Taiwan with 1.5 million people.  The Fong Shan plant supplies 79 million gallons of water per day.  It will be the second plant in Taiwan that will use GAC supplied by Calgon Carbon to treat municipal drinking water.

          “We are very pleased that Tong Hsin Water selected Calgon Carbon to provide high-quality drinking water to the residents of Kaohsiung,” commented James Fishburne, senior vice president at Calgon Carbon.  Mr. Fishburne added, “Over the last 40 years, Calgon Carbon has supplied millions of pounds of activated carbon to municipalities all over the world for drinking water treatment.  We are committed to serve the Asian market and look forward to additional opportunities to provide our products and services to customers in that region.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
          -0-                                        06/26/2006
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
          /First Call Analyst: Gail Gerono /
          /FCMN Contact: /
          /Web site:  http://www.calgoncarbon.com /
          (CCC)